Exhibit 99.1

QSAM Biosciences Advances Plan of Separation from Legacy Business

Pharmaceutical Industry Experts Assume Leadership Roles at QSAM;

Over $4M in Debt Eliminated from Balance Sheet

Palm Beach, FL; November 10, 2020 – QSAM Biosciences Inc. (OTCQB: QSAM) announced today that it has signed an Omnibus Separation Agreement with Earth Property Holdings LLC (“EPH”) to provide for the termination of management services to EPH and the elimination of over $1.1 million in debt owed to EPH, among other terms.

In connection with this agreement, Kevin Bolin has stepped down as Chairman and CEO of the Company and has been replaced by Douglas Baum as CEO and C. Richard Piazza as Executive Chairman of the Board. In separate transactions, the Company has also converted approximately $2.8 million in promissory notes previously in default, and approximately an additional $0.37 million in deferred compensation and other liabilities, into shares of common stock at a conversion price of $0.22 per share.

In addition to eliminating significant debt, the Separation Agreement with EPH benefits the Company by providing management the ability to focus entirely on the clinical development of its exclusively licensed radiopharmaceutical called CycloSam®, which is meant to treat different types of bone cancer such as metastatic prostate and breast bone cancer, osteosarcoma, Ewing’s Sarcoma, and other related diseases. CycloSam is expected to go into Phase 1 clinical trials in the first half of 2021 and has already been used in one human trial this past summer with preliminary results that indicate effectiveness of CycloSam for use in bone marrow ablation procedures.

Mr. Baum, who has been appointed CEO of the Company as well as maintaining his position as President of the Company’s wholly-owned subsidiary QSAM Therapeutics, brings over 28 years of experience in the bioscience and biotech industries, including development, commercialization and marketing of multiple drugs and medical devices. Over his long senior executive tenure, including as CEO of Xeris Pharmaceuticals, he has overseen 15 product approvals through the FDA and raised over $80 million in capital to fund breakthrough technologies.

Mr. Piazza, who has been appointed Executive Chairman of the Company, has more than 45 years of healthcare experience in both medical devices and pharmaceutical/biotech development, and has led several technology companies to market success including numerous FDA approvals in both sectors. During his career running both public and private companies he has raised more than a $120 million in capital.

“This is a major step forward in our corporate development. With the elimination of a significant amount of our debt and the laser focus we can now apply to developing our promising drug candidate, I believe we are in a position to raise long term capital that will help fast track the growth of QSAM and build value for our shareholders by funding and aggressively pursuing CycloSam FDA approval,” stated Mr. Baum, CEO of the Company.

About QSAM: QSAM Bioscience, Inc. (f/k/a Q2Earth. Inc.) holds the worldwide license for CycloSam® (Samaium-153 DOTMP), a clinical stage novel radiopharmaceutical meant to treat different types of bone cancer and related diseases. This nuclear technology uses low specific activity Samarium-153 (resulting in far less europium) and DOTMP, a chelator which is believed to eliminate off-target migration and targets high bone turn over making it an ideal agent to treat metastatic prostate and breast bone cancer, osteosarcoma, Ewing’s Sarcoma,, bone metastases and to perform bone marrow ablation. Sm-153 DOTMP has been cleared by the FDA under an investigator initiated IND to commence human dosing of cancer patients.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements

Contact

Christopher Nelson

cnelson@q2earth.com